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Exhibit 10.8

Amendment to Sales Agreement

        This Amendment to Sales Agreement ("Agreement") is entered this 21st day of March, 2005 ("Effective Date") by and among Timothy Marquez, David Christofferson, Terry Sherban, Kevin Morrato, (each, a "Member", and collectively, the "Members"), Venoco, Inc. ("Venoco") and Marquez Energy, LLC ("MELLC").

RECITALS

        WHEREAS, the Members have agreed to sell 100% of the outstanding membership interests ("Membership Interests") in MELLC to Venoco pursuant to that certain Agreement for Purchase and Sale of Limited Liability Company and Membership Interests Therein, dated December 1, 2004, by and among the Members, MELLC and Venoco ("Sales Agreement"). Terms not otherwise defined herein shall have the meaning ascribed to them in the Sales Agreement; and

        WHEREAS, the parties desire to amend the Sales Agreement;

        NOW THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

AGREEMENT

        1.     Closing. Closing shall occur at a time and place mutually agreeable to Buyer and Sellers no later than March 22, 2005.

        2.     Distributions to Pay Taxes. Section 13.2 of the Sales Agreement shall be replaced in its entirety by the following:

            "13.2    Certain Tax Matters.    The sale contemplated hereby shall, for federal income tax purposes, be complete upon Closing. Accordingly, Sellers shall be responsible for their respective allocable shares of federal and state income tax liability through Closing. MELLC shall distribute to each Member on the Closing Date an amount equal to 27.5% of the Member's distributive share of the estimated net taxable income (as determined for federal income tax purposes) recognized by MELLC and allocated to its Members for the calendar year 2004 (but excluding the amount of net income arising from transactions during the year between MELLC and Venoco (such amount, the "Venoco Income")). As soon as practicable after the Closing, (i) MELLC shall cause its accountants to finalize the determination of MELLC's federal taxable income for the calendar year 2004 and to determine MELLC's federal taxable income for the short year from January 1, 2005 through the Closing Date (the "Short Period"), and, for each Member of MELLC, (ii) MELLC and such Member shall make payments to each other so as to cause the total cumulative net amount received by such Member under this Section 13.2 to equal the sum of 27.5% of the Member's distributive share of MELLC's federal taxable income for the calendar year 2004 (excluding the Venoco Income) plus the Member's distributive share of MELLC's federal taxable income, if any, for Short Period, less the Member's distributive share of MELLC's federal taxable loss, if any, for the Short Period and less the total amount distributed to the Member by MELLC during the Short Period (other than any distributions made pursuant to this Section 13.2). The payments made to the Members with respect to their respective shares of MELLC's federal taxable income for the calendar year 2004 shall be counted as part of the purchase price for purposes of Section 3.1. The foregoing methods for computing payments to be made under this Section 13.2 are based upon the understanding that the amount of Venoco Income exceeds the amount of distributions made by MELLC to its Members during 2004. MELLC represents and warrants that such understanding is accurate."

        3.     Reverse Exchange Option. Buyer shall have the right to elect to effect a "reverse" tax deferred exchange under Internal Revenue Code Section 1031 and Revenue Procedure 2000-37 (a "Reverse Exchange") at any time at or before the Closing. If Buyer elects to effect a Reverse Exchange, Sellers agree to execute instruments and agreements to effect the Reverse Exchange, provided Sellers shall incur no additional costs, expenses, fees or liabilities as a result of or connected with the Reverse Exchange. Buyer may assign any of its rights and delegate performance of any of its duties under the Sales Agreement in whole or in part to a third party in order to effect such a Reverse Exchange; provided that Buyer shall remain responsible to Sellers for the full and prompt performance of its delegated duties. Buyer shall indemnify and holder Sellers harmless from and against all claims, expenses (including reasonable professional fees), loss and liabilities resulting from their participation in any Reverse Exchange undertaken pursuant to Buyer's request.

        4.     Final Adjustments. The calculation of the Preliminary Purchase Price has been based, in part, on the December 31, 2004 unaudited balance sheet of MELLC. Promptly following the certification by Hein and Associates LLP of the December 31, 2004 financial statements, Venoco and the Members shall make payments to each other as necessary to reflect such change in the purchase price as may be required under Section 3.2 by reason of any difference between the December 31, 2004 audited and unaudited balance sheets.

        5.     Effectiveness of Agreement. Except as expressly amended hereby, the Sales Agreement shall remain effective in accordance with its terms.

        6.     Entire Agreement. This Agreement contains the entire agreement of the parties with regard to the subject matter contained herein and supersedes in their entirety any prior written or verbal agreements, express or implied. This Agreement shall be binding on and inure to the benefit of the parties, and their respective heirs, assigns and personal representatives.

        7.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of law principles.

        8.     Authority. Each party represents and warrants that he has the necessary legal authority and authorization to enter into this Agreement, to perform each and every duty and/or obligation imposed by this Agreement, and that this Agreement represents a valid, binding and enforceable legal obligation of said party.

        9.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one instrument.

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        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

/s/ TIMOTHY MARQUEZ Timothy Marquez
/s/ DAVID CHRISTOFFERSON David Christofferson
/s/ TERRY SHERBAN Terry Sherban
/s/ KEVIN MORRATO Kevin Morrato
VENOCO, INC.
By:	/s/ GREGORY B. SCHRAGE Gregory B. Schrage
MARQUEZ ENERGY, LLC
By:	/s/ TIMOTHY MARQUEZ Timothy Marquez

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Amendment to Sales Agreement